GreenSky, Inc. Reports Record Net Income and Adjusted EBITDA
Raises Full Year Net Income and Adjusted EBITDA Guidance

Revenue of $136.5 million
Net Income of $46.7 million; Diluted EPS of $0.22
Adjusted EBITDA of $60.8 million with an Adjusted EBITDA Margin of 45%

ATLANTA - (BUSINESS WIRE) - July 29, 2021 - GreenSky, Inc. (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the second quarter ended June 30, 2021.

“GreenSky set company records for Net Income and Adjusted EBITDA in the second quarter, and our strong performance has enabled us to materially raise our full-year 2021 profitability guidance,” said David Zalik, GreenSky’s Chairman and Chief Executive Officer.

“We delivered on a number of key initiatives this quarter that positions GreenSky for continued success in the second half of the year, 2022 and beyond.” Zalik continued, “We expanded our technology advantages with the release of an updated mobile application providing borrowers with enhanced access to credit through GreenSky’s platform. Our unparalleled commitment to technology, service and innovation led to the win of several new or expanded strategic merchant and sponsor partnerships, including an exclusive five‑year, first‑look agreement with EGIA, one of the nation’s largest association of HVAC contractors. Looking ahead, we are excited to announce the launch of a new residential solar program later this year, which will further contribute to our continued strong momentum.”

GreenSky grew second quarter transaction volume by 14% year-over-year, notwithstanding recent challenges in the home improvement supply chain and labor market. Consumer demand remained strong, with approved credit lines at an all-time record high at the end of the second quarter.

“Our margins increased substantially in the second quarter, reflecting lower cost of operations, lower cost of funds and strong portfolio performance. Net Income increased by $33 million and Adjusted EBITDA increased by $21 million, compared to the prior year,” said Andrew Kang, GreenSky’s Chief Financial Officer. “Our Adjusted EBITDA margin was 45% in the second quarter, and we now expect to outperform the long-term profitability goals we set out at the beginning of this year,” Mr. Kang added.

In addition to achieving record profitability, GreenSky’s unrestricted cash position improved to over $200 million at the end of the quarter. The Company also increased its existing bank partner and forward flow commitments by a combined $1.1 billion in the quarter and sold an additional $547 million in loans, contributing to the Company’s lower cost of funds and higher margins.

Second Quarter Financial Highlights:

•Transaction Volume: Second quarter transaction volume was $1.5 billion, an increase of 14% when compared to the second quarter of 2020. Approved credit lines for the quarter were the highest in Company history and are a positive leading indicator of momentum as home improvement supply chain and labor market shortages ease.

•Transaction Fee Rate and APR at Origination: When compared to the first quarter of 2021, the average transaction fee rate increased 2 bps to 6.63%. APR at origination for the second quarter was 13.5%.

•Revenue: Second quarter total revenue was $136.5 million, compared to $133.0 million during the same period in the prior year.

▪Transaction fee revenue was $102.4 million compared to $101.8 million in the second quarter of 2020 with the increase attributable to 14% growth in transaction volume.
▪Total servicing revenue was $31.4 million in the second quarter compared to $28.5 million in the same period of the prior year.

•Cost of Revenue: Total cost of revenue decreased $21.4 million, or 33%, compared to the second quarter of 2020. This improvement includes $16.8 million related to strong credit performance in our bank waterfall and reflects the current benefit of prior loan sales.

•Credit Quality: Credit performance was stable, with thirty-day plus delinquencies of 0.70% at June 30, 2021, an improvement of 29 basis points versus 0.99% at year end December 31, 2020.

•Net Income and Diluted Earnings per Share: For the second quarter of 2021, the Company recognized net income of $46.7 million compared to net income of $13.4 million for the same period of 2020, resulting in diluted earnings per share of $0.22, compared to diluted earnings per share of $0.06 in the second quarter of 2020.

•Adjusted Pro Forma Net Income and Adjusted Earnings per Share(1): For the second quarter of 2021, the Company recognized adjusted pro forma net income of $44.6 million, compared to $12.7 million for the second quarter of 2020, which resulted in adjusted pro forma diluted earnings per share of $0.25, compared to $0.07 for the second quarter of 2020.

•Adjusted EBITDA(1): Second quarter Adjusted EBITDA was a company record $60.8 million, an increase of 53% from $39.8 million in the second quarter in 2020. Adjusted EBITDA margin improved to 45% in the second quarter of 2021, up from 30.0% in the second quarter of 2020. The Company’s year-to-date Adjusted EBITDA margin is 36.6%.

(1) Adjusted Pro Forma Net Income, Adjusted Pro Forma Diluted Earnings per Share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.

Business Updates:

•Merchants and Sponsors: During the second quarter, GreenSky added or expanded several significant merchant and sponsor partnerships including:
▪An exclusive five-year contract with existing merchant sponsor, Electric & Gas Industries Association (“EGIA”), which reflects a market share win against our competitors. The relationship is expected to generate an incremental $300 million in 2022 transaction volumes and to reach up to $1 billion in annual transaction volumes during the exclusivity period;
▪An innovative new alliance with a leading digital marketplace for home services; and
▪New merchant agreements with two national manufacturers in the kitchens and bathrooms category.
▪Our total merchant and sponsor additions in the second quarter are expected to contribute up to $500 million in incremental 2022 annual transaction volumes, with the opportunity for additional significant growth.

•Funding: During the second quarter, GreenSky increased existing bank partner commitments by $640 million and increased our forward flow commitments by $500 million for a combined increase of $1.1 billion; and completed $547 million in forward flow and other asset sales.

•Liquidity: At June 30, 2021, the Company had $303 million available corporate liquidity, consisting of unrestricted cash of $203 million and $100 million undrawn and available under a revolving credit facility.

•Resolution of Regulatory Inquiry: In July, the Company entered into an agreement with the Consumer Financial Protection Bureau to resolve its inquiry regarding consumer complaints related to allegedly unauthorized loans initiated by certain merchants. As of June 30, 2021, the Company was fully reserved with respect to the agreement, which had a $6.5 million impact on second quarter pre-tax income, with such amount reflected as a non‑recurring item in deriving the Company’s adjusted EBITDA.

Updated 2021 Guidance:
◦Transaction volume of $6.0 billion to $6.2 billion
◦Revenue of $520 million to $540 million
◦Net Income of $100 million to $110 million
◦Adjusted EBITDA of $160 million to $175 million
◦Adjusted EBITDA Margin of 30% to 35%

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss second quarter 2021 results at 9:00 a.m. ET on July 29, 2021. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliation of non-GAAP measures to their most directly comparable GAAP measure, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY), headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage our technology to provide loans to super-prime and prime consumers nationwide. We currently service a $9 billion loan portfolio, and since our inception, approximately 4 million consumers have financed more than $30 billion of commerce using our paperless, real time “apply and buy” technology. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its operations; strategic initiatives; and 2021 performance and financial guidance. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, its bank partners, merchants and sponsors, GreenSky program borrowers, loan demand (including, in particular, for elective healthcare procedures), the capital markets (including the Company's ability to obtain additional funding or facilitate additional whole loan or loan participation sales) and the economy in general; the Company's ability to retain existing, and attract new, merchants and bank partners or other funding sources, including the risk that one or more bank partners do not renew their funding commitments or reduce existing commitments; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Diluted Earnings Per Share, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA and Adjusted EBITDA Margin are key financial indicators of our business performance over the long term and provide useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that the methodology for determining Adjusted EBITDA and Adjusted EBITDA Margin can provide useful supplemental information to help investors better understand the economics of our platform. We believe that Adjusted Pro Forma Net Income is a useful measure because it makes our results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation.

We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non-GAAP measures are presented for supplemental informational purposes only. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contact:
Brinker Dailey
(470) 284-7017
investors@greensky.com

(tables follow)

GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$203,289	$147,775
Restricted cash	266,529	319,879
Loan receivables held for sale, net	309,383	571,415
Accounts receivable, net of allowance of $196 and $313, respectively	17,337	21,958
Property, equipment and software, net	22,350	21,452
Deferred tax assets, net	382,672	387,951
Other assets	109,407	52,643
Total assets	$1,310,967	$1,523,073

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$15,905	$15,418
Accrued compensation and benefits	11,824	13,666
Other accrued expenses	16,939	5,207
Finance charge reversal liability	141,605	185,134
Term loan	451,731	452,806
Warehouse facility	256,628	502,830
Tax receivable agreement liability	307,595	310,425
Financial guarantee liability	115,073	131,894
Other liabilities	112,133	81,169
Total liabilities	1,429,433	1,698,549

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, $0.01 par value and 94,251,161 shares issued and 78,792,505 shares outstanding at June 30, 2021 and 91,317,225 shares issued and 76,734,106 shares outstanding at December 31, 2020	942	912
Class B common stock, $0.001 par value and 105,451,261 shares issued and outstanding at June 30, 2021 and 106,165,105 shares issued and outstanding at December 31, 2020	106	107
Additional paid-in capital	115,309	110,938
Retained earnings	53,827	33,751
Treasury stock	(149,490)	(147,360)
Accumulated other comprehensive income (loss)	(3,335)	(4,340)
Noncontrolling interests	(135,825)	(169,484)
Total equity (deficit)	(118,466)	(175,476)
Total liabilities and equity (deficit)	$1,310,967	$1,523,073

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Transaction fees	$102,440	$101,777	$188,097	$191,661
Servicing	31,375	28,481	66,042	59,764
Interest and other	2,703	2,704	7,551	3,394
Total revenue	136,518	132,962	261,690	254,819
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	43,935	65,377	107,932	137,682
Compensation and benefits	21,918	21,724	44,391	43,888
Property, office and technology	4,529	4,178	8,988	8,099
Depreciation and amortization	3,479	2,762	6,795	5,207
Sales, general and administrative	10,881	8,526	25,523	18,455
Financial guarantee expense (benefit)	(5,880)	10,248	(9,763)	28,656
Related party	452	477	904	954
Total costs and expenses	79,314	113,292	184,770	242,941
Operating profit	57,204	19,670	76,920	11,878
Other income (expense), net
Interest and dividend income	140	246	277	868
Interest expense	(6,721)	(5,894)	(13,335)	(11,514)
Other gains, net	670	830	1,428	1,806
Total other income (expense), net	(5,911)	(4,818)	(11,630)	(8,840)
Income before income tax expense	51,293	14,852	65,290	3,038
Income tax expense	4,582	1,497	6,454	602
Net income	$46,711	$13,355	$58,836	$2,436
Less: Net income attributable to noncontrolling interests	30,381	9,222	38,708	1,637
Net income attributable to GreenSky, Inc.	$16,330	$4,133	$20,128	$799

Earnings per share of Class A common stock:
Basic	$0.23	$0.06	$0.28	$0.01
Diluted	$0.22	$0.06	$0.27	$0.01

Weighted average shares of Class A common stock outstanding:
Basic	72,546,876	65,150,317	72,204,893	64,400,507
Diluted	179,827,920	177,185,705	179,682,073	177,256,166

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$58,836	$2,436
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,795	5,207
Share-based compensation expense	7,736	6,972
Equity-based payments to non-employees	7	8
Fair value change in servicing assets and liabilities	(11,494)	(1,738)
Operating lease liability payments	(371)	(305)
Financial guarantee expense (benefit)	(16,820)	28,656
Amortization of debt related costs	1,692	968
Original issuance discount on term loan payment	(36)	(10)
Income tax expense	6,452	602
Impairment losses	—	174
Mark to market on loan receivables held for sale	3,863	10,072
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	258,169	(369,098)
(Increase) decrease in accounts receivable	4,621	(573)
(Increase) decrease in other assets	(48,483)	(3,632)
Increase (decrease) in accounts payable	487	1,444
Increase (decrease) in finance charge reversal liability	(43,529)	(7,280)
Increase (decrease) in guarantee liability	(26,583)	(63)
Increase (decrease) in other liabilities	74,921	(7,682)
Net cash provided by (used in) operating activities	276,263	(333,842)
Cash flows from investing activities
Purchases of property, equipment and software	(7,361)	(8,524)
Net cash used in investing activities	(7,361)	(8,524)
Cash flows from financing activities
Proceeds from term loan	—	70,494
Repayments of term loan	(2,339)	(2,073)
Proceeds from Warehouse facility	215,800	299,000
Repayments of Warehouse facility	(462,002)	—
Member distributions	(11,920)	(33,419)
Payments under tax receivable agreement	(4,098)	—
Proceeds from option exercises	27	—
Tax withholding payments on stock compensation	(2,206)	(73)
Net cash provided by (used in) financing activities	(266,738)	333,929
Net increase (decrease) in cash and cash equivalents and restricted cash	2,164	(8,437)
Cash and cash equivalents and restricted cash at beginning of period	467,654	445,841
Cash and cash equivalents and restricted cash at end of period	$469,818	$437,404

Supplemental non-cash investing and financing activities
Distributions accrued but not paid	1,570	4,073
Capitalized software costs accrued but not paid	395	317
Beneficial interest in contingent consideration	12,479	—

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$46,711	$13,355	$58,836	$2,436
Interest expense(1)	6,721	5,894	13,335	11,514
Income tax expense (benefit)	4,582	1,497	6,454	602
Depreciation and amortization	3,479	2,762	6,795	5,207
Equity-based compensation expense(2)	4,031	3,481	7,743	6,980
Financial guarantee liability - Escrow(3)	—	10,248	—	28,656
Servicing asset and liability changes(4)	(3,989)	568	(11,494)	(1,738)
Mark-to-market on sales facilitation obligations(5)	(7,827)	—	781	—
Transaction and non-recurring expenses(6)	7,111	2,025	13,451	3,258
Adjusted EBITDA	$60,819	$39,830	$95,901	$56,915
Total revenue	$136,518	$132,962	$261,690	$254,819
Adjusted EBITDA Margin	44.6%	30.0%	36.6%	22.3%

(1)Interest expense on the Warehouse Facility and interest income on the loan receivables held for sale are not included in the adjustment above as amounts are components of cost of revenue and revenue, respectively.
(2)See Note 12 to the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 for additional discussion of share-based compensation.
(3)Includes non-cash charges related to our financial guarantee arrangements with our ongoing Bank Partners, which are primarily a function of new loans facilitated on our platform during the period increasing the contractual escrow balance and the associated financial guarantee liability. In the fourth quarter of 2020, due to expectations that some of these financial guarantees may require cash settlement, the Company discontinued adjusting EBITDA for financial guarantees.
(4)Includes the non-cash changes in the fair value of servicing assets and servicing liabilities related to our servicing assets associated with Bank Partner agreements and other contractual arrangements.
(5)Mark-to-market on sales facilitation obligations reflects changes in the fair value in the embedded derivative for sales facilitation obligations. The changes in fair value are recognized as a mark-to-market expense in cost of revenue for the period. See Note 3 to the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 for additional discussion.
(6)The three months ended June 30, 2021 primarily includes legal fees associated with IPO litigation and regulatory matter. The six months ended June 30, 2020, includes legal fees associated with IPO litigation and regulatory matter and professional fees associated with our strategic alternatives review process.

Reconciliation of Adjusted Pro Forma Net Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$46,711	$13,355	$58,836	$2,436
Transaction and non-recurring expenses(1)	7,111	2,025	13,451	3,258
Incremental pro forma tax expense(2)	(9,178)	(2,652)	(12,441)	(1,378)
Adjusted Pro Forma Net Income	$44,644	$12,728	$59,846	$4,316

(1)    The three months ended June 30, 2021 primarily includes legal fees associated with IPO litigation and regulatory matter. The six months ended June 30, 2020, includes legal fees associated with IPO litigation and regulatory matter and professional fees associated with our strategic alternatives review process.
(2)    Represents the incremental tax effect on net income, adjusted for transaction and non-recurring expenses, assuming that all consolidated net income was subject to corporate taxation a full year effective tax rate of 23.56% and 24% for the three and six months ended June 30, 2021, respectively, and for the three and six months ended June 30, 2020, a tax rate of 24.58%.

Reconciliation of Adjusted Pro Forma Diluted EPS
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP Diluted EPS	$0.22	$0.06	$0.27	$0.01
Transaction and non-recurring expenses	0.04	0.01	0.07	0.02
Incremental pro forma tax expense(1)	(0.01)	—	(0.02)	(0.01)
Adjusted Pro Forma Diluted EPS(2)	$0.25	$0.07	$0.32	$0.02

Weighted average shares of Class A common stock outstanding – diluted	179,827,920	177,185,705	179,682,073	177,256,166

(1)Represents the incremental tax effect on net income, adjusted for transaction and non-recurring expenses, assuming that all consolidated net income was subject to corporate taxation a full year effective tax rate of 23.56% and 24% for the three and six months ended June 30, 2021, respectively, and for the three and six months ended June 30, 2020, a tax rate of 24.58%.
(2)Adjusted Pro Forma Diluted EPS represents Adjusted Pro Forma Net Income divided by GAAP weighted average diluted shares outstanding.